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                                   Exhibit "T"

                         Purchase Price Escrow Agreement

Parties:       GLOBAL SPORTS, INC.,
               a Delaware corporation ("Global")
               1075 First Avenue
               King of Prussia, PA  19406

               GEN-X ACQUISITION (U.S.), INC.,
               a Washington corporation ("U.S. Co.")
               701 5th Avenue
               Suite 3300
               Seattle, Washington  98104-7082

               BORDEN LADNER GERVAIS LLP ("Escrow Agent")
               Scotia Plaza, 40 King Street West,
               Toronto, Ontario M5H 3Y4, Canada

Date:          March 13, 2000

Background: Global, U.S. Co. Canadian Acquisition Co. ("Canadian Co."), DMJ Financial Inc. ("DMJ"), James J. Salter ("Salter") and Kenneth J. Finkelstein ("Finkelstein") are parties to an Acquisition Agreement (the "Acquisition Agreement"), dated as of September 24, 1999, as amended by that certain Amendment No. 1 to Acquisition Agreement (the "Amendment"), dated as of the date hereof, pursuant to which (i) U.S. Co. shall acquire all of the issued and outstanding shares of capital stock of Gen-X Holdings Inc. ("Gen-X Holdings") in exchange for, among other things: (a) a cash payment on the date hereof in the amount of Six Million Dollars ($6,000,000); (b) a cash payment at Closing in the amount of Three Million Six Hundred Thousand Dollars ($3,600,000); and (c) the assumption of Global's non-negotiable subordinated notes in the original aggregate principal amount of Three Million Nine Hundred Sixty Thousand Dollars ($3,960,000) payable to Gen-X Holdings, dated as of the Closing Date, together with all accrued and unpaid interest thereon, and (ii) Canadian Co. shall acquire all of the issued and outstanding shares of capital stock of Gen-X Equipment Inc. ("Gen-X Equipment") in exchange for, among other things, a cash payment at Closing in the amount of Three Million Six Hundred Thousand Dollars ($3,600,000).

     This is the Purchase Price Escrow Agreement referred to in the Amendment. Capitalized terms used in this Agreement without definition shall have the respective meanings given to them in the Amendment or the Acquisition Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:
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     1. Establishment of Escrow.

        (a) Pursuant to the terms of the Acquisition Agreement, as amended by the Amendment, U.S. Co. hereby delivers to Escrow Agent a cash payment in the amount of SIX MILLION DOLLARS ($6,000,000) (which amount, as increased by any earnings thereon and as reduced by any disbursements or losses on investments, shall be referred to herein as the "Escrow Fund"), to be held by Escrow Agent pursuant to the terms hereof until the Closing Date

        (b) Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof.

     2. Investment of Funds. Except as Global and U.S. Co. may from time to time jointly instruct Escrow Agent in writing, the Escrow Fund shall be invested from time to time, to the extent possible, at the direction of U.S. Co. in a money market deposit account with Escrow Agent, until disbursement of the entire Escrow Fund. Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Fund consisting of investments to provide for payments required to be made under this Agreement.

     3. Payment of Escrow Funds. On the Closing Date, Escrow Agent shall pay to Global an amount equal to $6,000,000 and Escrow Agent shall pay to U.S. Co. the remainder, if any, of the Escrow Funds. Notwithstanding the foregoing, if the Closing has not yet occurred, Escrow Agent shall make payment with respect to the Escrow Funds as follows: (i) in accordance with the joint written instructions of Global and U.S. Co; (ii) in accordance with a final non-appealable order of the court entering such final Judgment (any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable); or (iii) to U.S. Co. upon termination of the Agreement, only if
(a) the Agreement is terminated because the Closing has not occurred on or before May 31, 2000, and (b) none of Buyers, DMJ, Salter or Finkelstein is then in breach of the Agreement.

     4. Termination of Escrow. This escrow shall terminate upon the final payment of the Escrow Funds by Escrow Agent in accordance with Section 3.

     5. Duties of Escrow Agent.

        (a) Escrow Agent shall not be under any duty to give the Escrow Fund held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

        (b) Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses,
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including reasonable attorneys' fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Fund, or any loss of interest incident to any such delays.

        (c) Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

        (d) Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

        (e) Escrow Agent does not have any interest in the Escrow Fund deposited hereunder but is serving as escrow holder only and having only possession thereof. Any payments of income from this Escrow Fund shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or non-resident alien certifications. This Section 5(e) and Section 5(b) hereof shall survive notwithstanding any termination of this Agreement or the resignation of Escrow Agent.

        (f) Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

        (g) Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

        (h) Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Fund to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent will take effect on the earlier of (a) the appointment of a successor (including a court of competent jurisdiction) or (b) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. If
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at that time Escrow Agent has not received a designation of a successor Escrow
Agent, Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrow Fund until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction.

        6. Limited Responsibility. This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this agreement against Escrow Agent. Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

     7. Ownership for Tax Purposes. Global and U.S. Co. agree that, for purposes of federal and other taxes based on income, U.S. Co. will be treated as the owner of the Escrow Fund, and that U.S. Co. will report all income, if any, that is earned on, or derived from, the Escrow Fund as its income in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

     8. Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page or the signature pages of this Agreement. Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence. A copy of each notice to U.S. Co. shall be simultaneously sent to Borden Ladner Gervais LLP, Scotia Plaza, 40 King Street West, Toronto, Ontario M5H 3Y4, Canada, Attn: Daniel F. Hirsh. A copy of each notice to Global shall be simultaneously sent to: Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, Pennsylvania 19103, Attn: Francis E. Dehel, Esquire. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this
Section 8, except that any such change of address notice shall not be effective unless and until received.

     9. Entire Understanding. This Agreement states the entire understanding among the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof.

     10. Parties in Interest. This Agreement shall bind, benefit, and be enforceable by and against each party hereto and its successors and assigns. Global shall not in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of U.S. Co. and U.S. Co. shall not in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of Global.

     11. Counterparts. This Agreement may be executed in any number of counterparts,
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each of which when so executed and delivered shall constitute an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one original counterpart hereof.


     12. CONTROLLING LAW. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

     13. Jurisdiction and Process. Each of the parties (a) irrevocably consents to the exclusive jurisdiction of the Courts of Common Pleas of Montgomery County, Pennsylvania, or the United States District Court for the Eastern District of Pennsylvania, in any and all actions between or among any of the parties, whether arising hereunder or otherwise, (b) irrevocably waives its right to trial by jury in any such action, and (c) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 8 hereof. In any and all actions between or among any of the parties, whether arising hereunder or otherwise, the prevailing party or parties shall be entitled to recover their reasonable attorneys' fees and legal expenses from the other party or parties.

     IN WITNESS WHEREOF, the parties have executed, or have caused this Escrow Agreement to be executed on their behalf by their duly authorized officers, as of the date first stated above.

GLOBAL SPORTS, INC.                           GEN-X ACQUISITION (U.S.), INC.


By:                                           By:
   ------------------------------                -------------------------------
   Name:  Michael G. Rubin                       Name:
   Title: Chairman and CEO                       Title:


BORDEN LADNER GERVAIS LLP

By:
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   Name:
   Title: